Exhibit 10.2

August 2, 2022

Thomas Stankovich

1001 Calle Amanecer

San Clemente, CA 92673

Re:      Retention Bonus

Dear Tom:

To provide you with an incentive to remain actively employed by ReShape Lifesciences Inc. (the “Company”) and to work diligently and professionally, the Company offers you a Retention Bonus as described in this Agreement (this “Agreement”).

1.       Duration. The term of this Agreement is from the date hereof to the close of business on December 31, 2022 (the “Retention Period End Date”), unless terminated earlier as set forth below.

2.       Title. You will continue to be employed as Chief Financial Officer, devoting your best professional efforts, time and skill to the performance of the duties set forth in your current job description, and as may be revised by the Company.

3.       Retention Bonus. The Company agrees to pay you an amount equal to 100% of your target payout under the Company’s 2022 Management Incentive Plan (which will be an amount of at least $148,500), without regard to actual performance (collectively, the “Retention Bonus”), subject to the terms described below. In order to receive the Retention Bonus, which would be paid not more than 20 business days after the later of the Retention Period End Date or the date when the rescission periods set forth in your Release (as defined below) have expired (i) you will need to be Continuously and Actively Employed (as defined below) from the date hereof until the Retention Period End Date and (ii) if you provide notice of your resignation prior to the payment of the Retention Bonus, you must provide the Company with at least 90 days’ notice of your resignation date and will need to enter into a release agreement with the Company in a customary form prepared by the Company (the “Release”) You will be considered to be “Continuously and Actively Employed” if you are performing the normal duties of your position as Chief Financial Officer, as assigned by the Company from time to time, or are being compensated by the Company during periods of paid time off in accordance with the Company’s generally applicable policies.

4.       Termination. You will also be entitled to the Retention Bonus if your employment is terminated prior to the Retention Period End Date either by the Company without Cause or by you for Good Reason (each as defined in your employment agreement with the Company dated October 29, 2019 (the “Employment Agreement”)), subject to your execution of the Release. If, for any other reason, you cease to be Continuously and Actively Employed with the Company prior to the Retention Period End Date, no Retention Bonus will be paid under this Agreement. In such event, you may, however, be entitled to a severance payment under the terms and conditions of your Employment Agreement). If the Company does terminate you without Cause prior to the Retention Period End Date, it will provide you with at least 30 days’ notice of such termination.

5.       Effect of Retention Bonus on Other Benefits. The payment of the Retention Bonus will not alter your entitlement to, or the amount of, any severance or other payment or benefit you are entitled to under the Employment Agreement and any other plans, policies or arrangements of the Company, and compensation payable hereunder will not be treated as compensation in respect of any such plan, policy or arrangement. However, you agree that the Retention Bonus would be paid in lieu of, and not in addition to, any amount you may otherwise be entitled to under the Company’s 2022 Management Incentive Plan.

6.       No Right to Continued Employment. Nothing herein will alter your status as an at-will employee or confer upon you the right to remain in the employ or service of the Company, its subsidiaries or its affiliates, and nothing herein will restrict the ability of the Company from terminating your employment, subject to the Company’s obligation to pay the Retention Bonus as set forth in Section 4 above.

ReShape Lifesciences, Inc. | 1001 Calle Amanecer, San Clemente, CA 92673 | Tel: 949-429-6680 | Fax: 949-429-6684

7.       Miscellaneous.

(a)       Withholding. The Company is authorized to withhold from the Retention Bonus amounts of withholding and other taxes the Company reasonably determines are required to be withheld in connection with the payment of the Retention Bonus.

(b)       Section 409A. Notwithstanding any other provision of this Agreement, payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement will at all times be interpreted in accordance with such intent. You will have no binding right to payments made to you in error or any right to designate the time of payment of any Retention Bonus.

(c)       Governing Law. This Agreement will be governed by the laws of the State of California.

(d)       Successors. This Agreement will inure to your benefit and the benefit of your heirs and beneficiaries. This Agreement will be binding on and inure to the benefit of the Company and its respective successors and assigns, whether by merger, sale of assets or otherwise.

(e)       Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement.

(f)       Entire Agreement. This Agreement (together with the Employment Agreement) represents the complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter.

(g)       Modification. No provision of this Agreement may be modified, altered or amended, except by mutual agreement between the Company and you in writing.

ReShape Lifesciences, Inc. | 1001 Calle Amanecer, San Clemente, CA 92673 | Tel: 949-429-6680 | Fax: 949-429-6684

If you accept the terms of this Agreement, please sign below in the space provided below.

RESHAPE LIFESCIENCES INC.

/s/ Dan W. Gladney
By: Dan W. Gladney
Its: Chair of the Board

Agreed to as of the date set forth below:

/s/ Thomas Stankovich
Thomas Stankovich

Date: August 2, 2022

ReShape Lifesciences, Inc. | 1001 Calle Amanecer, San Clemente, CA 92673 | Tel: 949-429-6680 | Fax: 949-429-6684

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